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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

SigmaTron International, Inc.

Elk Grove Village, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-80147, 333-166210 and 333-260598) of SigmaTron International, Inc. of our report dated September 3, 2024, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, P.C.

Chicago,  Illinois

September 3, 2024

BDO USA, P.C., a Delaware professional service corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.